Exhibit 99.1

Contact:	Caroline Boren 206-392-5799

FOR IMMEDIATE RELEASE	May 13, 2005

ALASKA AIRLINES CONTRACTS WITH MENZIES AVIATION
FOR SEATTLE RAMP SERVICES

     SEATTLE — As part of a continuing cost-management initiative to secure the airline’s future, Alaska Airlines has contracted with Menzies Aviation to provide ramp services at Seattle-Tacoma International Airport.

     Effective immediately, the move means the loss of 472 ramp service positions in Seattle held by company employees. Ramp services include loading and unloading baggage, and guiding aircraft to and from airport gates.

     Alaska Airlines currently contracts with outside companies to provide ramp services in 41 of the 56 cities it serves. The decision to work with a service provider in Seattle is projected to save the airline more than $13 million annually.

     “A decision of this kind, impacting people who have served this company well, is extremely difficult,” Alaska’s CEO Bill Ayer said. “But the ongoing turmoil in the airline industry, coupled with high fuel prices and pressure from low-cost carriers, puts us in a position where we must continue to find ways to reduce the cost of running our airline.

     “Our success working with providers in other cities gives us confidence that we can continue moving Seattle customers’ bags reliably while reducing our operating costs significantly,” Ayer said.

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     The decision came after a lengthy evaluation process in which Alaska Airlines considered numerous options for saving money while improving the efficiency of the airline’s ramp services. In addition to requesting proposals from outside providers, the airline conducted talks over a period of 20 months with the International Association of Machinists and Aerospace Workers (IAM) to discuss contract changes focused on achieving a more market-competitive rate for delivering these services to customers. “Unfortunately, we were unable to achieve a contract approaching the savings available from service providers,” said Ed White, Alaska’s vice president of ground operations.

     “To ease the transition for affected employees, we are working with the IAM to offer a more lucrative severance package than that specified in the current contract,” White said. In line with the severance offered to management, maintenance and fleet service employees last year, this package would include two weeks of base pay for each year of service; a cash bonus of $3,000 to $15,000 based on length of service; one year of company-paid health care coverage; and travel benefits for the employee and eligible dependents; in addition to a nine-week extension of current wages and benefits, as required by law. The airline also will provide information on outplacement assistance, career counseling, retraining resources and opportunities with other local employers.

     Employees impacted by the Seattle decision will have the option to receive full company severance while applying for jobs with the new service provider.

     Still under negotiation with the IAM is the contract covering more than 450 ramp service, air freight and supply agents in the state of Alaska; nearly 140 air freight and supply agents in Seattle; and 13 supply agents in Los Angeles, Oakland, Phoenix, Portland and San Francisco. The airline plans to participate in mediated sessions with the union this summer focused on reaching an agreement with this bargaining unit.

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     Menzies Aviation is a global provider of ground handling services to more than 500 airline customers at some of the world’s busiest airports. The company provides ramp services for Alaska Airlines in Los Angeles, Portland, San Francisco, San Jose and at all Mexican airports the airline serves.

     This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; changes in our operating costs including fuel, which can be volatile; our ability to meet our cost-reduction goals; labor disputes; economic conditions; our reliance on automated systems; increases in government taxes and fees; actual or threatened terrorist attacks, global instability and potential U.S. military actions or activities; insurance costs; changes in laws and regulations; liability and other claims asserted against us; operational disruptions; compliance with financial covenants; our ability to attract and retain qualified personnel; third-party vendors and partners; continuing operating losses; our significant indebtedness; and downgrades of our credit ratings and the availability of financing. For a discussion of these and other risk factors, see Item 7 of the company’s Annual Report for the year ended Dec. 31, 2004, on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be

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exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

     Alaska and sister carrier, Horizon Air, together serve more than 80 cities through an expansive network throughout Alaska, the Lower 48, Canada and Mexico. For reservations visit alaskaair.com. For more news and information, visit the Alaska Airlines newsroom on the Internet at http://newsroom.alaskaair.com.

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